Exhibit 10.1
Spherion Corporation
Corporate Executives
Management Variable Pay Plan
2007 Variable Pay Plan
For Plan Year: Fiscal 2007

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Introduction
The following Variable Pay Plan (the “Plan”) is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion. This Plan has been established to align your individual success with that of Spherion.
Your dedication and commitment to the Company is greatly appreciated. Thank you for your continued support now and in the future.
Effective Date/Plan Year
This Plan is in effect for Fiscal Year 2007 (January 1, 2007 through December 30, 2007) (the “Plan Year”). This Plan supersedes any prior plans as of the date it becomes effective. This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.
Eligibility
Eligibility to participate in this Plan is within Spherion’s sole discretion, but in general is based on an Associate’s position. For purposes of this Plan, the term Plan Eligible Associate means an Associate who Spherion determines is eligible to participate in this Plan.
Eligibility begins on the first day of the accounting quarter after an Associate begins employment as a Plan Eligible Associate and terminates immediately when an Associate’s employment as a Plan Eligible Associate ends.
Change of Positions/Leave of Absence/ Other types of Pro-rated Compensation
In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period. If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan. (See the Variable Pay Period/Payment Section below) If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of full weeks he/she was actively employed as a Plan Eligible Associate. Some examples include:
1.	New Hires

2.	Leave of Absence — LOA

3.	Change in Work Classification Status (full-time vs. part-time)

4.	Position Changes resulting in Incentive Plan &/or Salary Changes

5.	P&L Roll Up Structure Changes (with no position change)
For a detailed explanation of the administrative policies on how these and other types of Personnel Changes affect the Plan Eligible Associate’s compensation, please refer to the Pro-Ration Guidelines.

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Components
A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary.
The Variable Pay Opportunity is made up of two components: Company EPS and Core Values.
To the extent permitted by the law, Spherion shall have the right to withhold, deduct, and/or set off any and all amounts for bad debts (including write-offs), re-bills, credits, or other adjustments from the payment calculations.
1.	Company Earnings Per Share (EPS). 85% of the Variable Pay Opportunity is based on the Company attaining EPS from continuing operations * (adjusted for stock option accounting) for fiscal year 2007. In order for a Plan Eligible Associate to earn any compensation under this EPS component, the Company must attain a minimum Threshold EPS of *. No EPS component will be earned if 2007 EPS from continuing operations is less than the Threshold. If the EPS Threshold is reached, the component payout will increase and be precisely interpolated between Goal Levels as reflected in the chart below:

Spherion EPS
(85% of Variable Pay Opportunity)
	EPS from
	continuing	% of EPS Component
Goal Level	operations	Awarded

Achievement	*	200%
Target	*	100%
Threshold	*	6.62%
Below Threshold	*	0%
The EPS goal levels are set at the beginning of the year, but are subject to change at the sole discretion of the Company. Any change to the EPS goal levels will be communicated to the Plan Eligible Associates.
Payout of this component will be capped at 200% of the EPS Component Awarded; provided however, in the event that Company EPS exceeds a 200% payout, the Compensation Committee, in its sole discretion, upon recommendation by the CEO may create and distribute a pool of additional payout dollars as it deems appropriate.
2.	Core Values. 15% of the Variable Pay Opportunity is based on attaining Spherion’s Core Values and driving service excellence for fiscal year 2007. Specific individual goals will be provided by the CEO related to:
•	Respect

•	Partnership

•	Customer Focus

•	Results
Please see the example provided at the end of this Plan.

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*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

Variable Pay Period/ Payment
The “Variable Pay Period” is the Plan Year. Compensation under this Plan is based on annual results and is therefore earned on an annual basis. A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan. (See Termination of Employment Section Below) Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.
Termination of Employment
Eligibility to participate in and ability to earn any, or receive any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.
A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.
In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation earned under this Plan will not be eligible for or be considered to have earned any compensation under this Plan. If a Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the Plan Eligible Associate will be considered to have earned compensation under this Plan through the end of the Variable Pay Period.
The eligibility requirements described in this Plan are void to the extent that they conflict with state or local law.
Retention Bonus
If variable pay that exceeds 200% of the Plan Eligible Associate’s opportunity is calculated, this retention bonus will be distributed along with the regularly scheduled variable pay compensation for Fiscal Year 2008 (within 45 business days after the close of the 2008 accounting year). In order to earn the retention bonus, the Plan Eligible Associate must still be employed with Spherion on the date the payment is made; provided, that if a Plan Eligible Associate is terminated by Spherion without cause during the period between the end of the Variable Pay Period and the date the retention bonus is paid, the Plan Eligible Associate will still be eligible to receive the retention bonus.
Disputes
If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Compensation Committee or its designee, whose decision shall be final.
At-Will Employment
The only matter this Plan is intended to address is variable pay compensation. Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible

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Associate. The Plan Eligible Associate’s employment is at-will and may be terminated by either party at any time, with or without cause.
Amendments, Exceptions, or Termination of the Plan
The Compensation Committee or its designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as it deems equitable and consistent with the purpose of this Plan in particular circumstances. No exception or modification to this Plan will be valid unless it has been approved in writing by the Compensation Committee or its designee.
The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.
Acknowledgement
Plan Eligible Associate acknowledges that he/she has reviewed the Plan and will address any of his/her questions to the Spherion Compensation Department. Plan Eligible Associate hereby reaffirms his/her Acknowledgement of the Plan.

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EXAMPLE (This example is not intended to imply any actual percentages, payout, or targets under this Variable Pay Plan. It is merely for illustrative purposes to show how the Variable Pay Plan components may be calculated in a hypothetical situation)
Corporate Executive Management
2007 Variable Pay Plan Example
Assumptions:

Base Salary (January 1, 2007)		$150,000
Variable Pay Opportunity (% of base)		50%
Variable Pay Opportunity ($)	$150,000 x 50%	$75,000
Spherion EPS	Target-$*
Year End Results
Example #1

Spherion EPS	Target-$*
EPS Attainment		100%
Core Value Achievement		100%
Variable Pay Calculation:
EPS	$75,000 x 85%
Payout		$63,750
Core Values	$75,000 x 15%	$11,250
Payout	$11,250 x 100%	$11,250
Total Annual Variable Pay		$75,000

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

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